NEWS RELEASE

Contacts:
Main Street Capital Corporation
Todd A. Reppert, President and CFO
treppert@mainstcapital.com
713-350-6000

Dennard Rupp Gray and Easterly, LLC
Ken Dennard
ksdennard@drg-e.com / 713-529-6600
Augustine Okwu
gokwu@drg-e.com / 404-532-0086

MAIN STREET CAPITAL ANNOUNCES $5 MILLION SHARE REPURCHASE PROGRAM

HOUSTON, TEXAS, November 13, 2008 – Main Street Capital Corporation (NASDAQ-GS: MAIN) (“Main Street”) announced today that its Board of Directors has approved a $5 million share repurchase program. Pursuant to the share repurchase program, Main Street may repurchase up to $5 million of its common stock in the open market at prices that are below the net asset value per share reflected in its most recently reported financial statements prior to repurchase. Shares repurchased under this program will be made from time to time, depending upon market conditions, with available cash and in accordance with applicable securities regulations. The share repurchase program does not require Main Street to repurchase any specific number of shares and may be discontinued at any time. Main Street expects that the share repurchase program will be in effect through the earlier of December 31, 2009 or such time as the approved $5 million repurchase amount has been fully utilized.

This press release constitutes notice to shareholders, as required by the Investment Company Act of 1940, that Main Street may repurchase shares of its common stock pursuant to the share repurchase program as described above.

ABOUT MAIN STREET CAPITAL CORPORATION
Main Street (www.mainstcapital.com) is a principal investment firm that provides long-term debt and equity capital to lower middle market companies. Main Street’s investments are made to support management buyouts, recapitalizations, growth financings and acquisitions of companies that operate in diverse industry sectors and generally have annual revenues ranging from $10 to $100 million. Main Street seeks to partner with entrepreneurs, business owners and management teams and generally provides “one-stop” financing alternatives to its portfolio companies.

FORWARD-LOOKING STATEMENTS
This press release may contain certain forward-looking statements, including but not limited to the dollar amount of shares that may ultimately be repurchased under the share repurchase program and the availability of cash to fund the share repurchase program. Any such statements, other than statements of historical fact are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under Main Street’s control, and that Main Street may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results may vary materially from these estimates and projections of the future. Such statements speak only as of the time when made, and Main Street undertakes no obligation to update any such statement now or in the future.

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